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QUALSTAR CORPORATION
(Name of Registrant as Specified in Its Charter)

BKF Capital Group, Inc.
Steven N. Bronson
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BKF Capital Responds to Glass Lewis Recommendation
Regarding Special Meeting to Remove Qualstar Board

BOCA RATON, Fla.--(BUSINESS WIRE)—June 14, 2012

BKF Capital Group, Inc. (BKFG) today responded to the recommendation of Glass Lewis & Co. regarding the Special Meeting of Shareholders of Qualstar Corporation (NASDAQ—QBAK) to remove and replace the Qualstar Board.

In contrast to Institutional Shareholder Services which has recommended that Qualstar shareholders vote to remove the Qualstar board and replace it with the nominees of BKF, Glass Lewis believes circumstances do not warrant a wholesale change in the Board at this time. As explained below, however, both the merits and considerations of California law require that the entire Board be removed.

While BKF disagrees with Glass Lewis, it is important to note the things that Glass Lewis says about the Company, which BKF believes support its campaign:

Taken together, we [Glass Lewis] find the [factors analyzed by Glass Lewis] paint an image of a board that has generally failed to generate attractive returns for shareholders or stanch declining revenues and contracting margins, while concurrently maintaining a disproportionately liquid balance sheet comprised of non-productive assets.

On that basis, we consider that the incumbent board has effectively eschewed the notion that Qualstar should invest its capital in earnings-positive projects or return such capital to shareholders, in each case on the dubious basis that the Company's customer base would flee to Qualstar's competitors in the absence of a significant, uncommitted pool of capital.

The impact of this approach seems relatively clear, as the board received a sharp rebuke at Qualstar's March 2012 annual meeting, and the Company's share price performance continues to trail its peers.

Glass Lewis takes issue with the wholesale replacement of the current Board.  BKF believes that removal of all the current directors is justified, because with an average tenure of six years, the Board has presided over the Company’s disappointing performance during this period.  Moreover, as BKF has explained in its proxy materials, piecemeal removal of directors is not an option here.  Qualstar is a California corporation.  Under California law, unless the entire Board is removed, holders of only 14.3% of the outstanding shares can block removal and replacement of any of the directors.  And that effectively means no change at all.

BKF strongly urges Qualstar shareholders to follow the ISS recommendation.  Vote the GOLD proxy card to remove the current Board and support the BKF slate. Do not return a WHITE proxy card or any other card sent on behalf of the current Board.

Shareholders with questions should contact BKF’s proxy advisors—

PHOENIX ADVISORY PARTNERS
110 Wall Street
27th Floor
New York, NY 10005
Call Toll Free: (877) 478-5038
Banks And Brokers Call Collect: (212) 493-3910

About BKF Capital Group Inc.

BKF Capital Group Inc. (OTCQB - "BKFG") is a publicly traded company focused on arranging a merger, acquisition, business combination or other arrangement with both public and private companies with unique value opportunities and/or acquiring a controlling position in such companies through equity purchases or debt financings. For additional information please visit: www.bkfcapital.com.

Contact:

BKF Capital Group, Inc.
Greg Heller, 561-362-4199 x 330
gheller@bkfcapital.com